Exhibit 23.3

                  DEGOLYER AND MACNAUGHTON
              4925 Greenville Avenue, Suite 400
                      One Energy Square
                     Dallas, Texas 75206

                        May 23, 2002





EOG Resources, Inc.
333 Clay Street, Suite 4200
Houston, Texas 77002


Gentlemen:

     In connection with the Registration Statement on Form S-8 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about May 23, 2002, we hereby consent to the incorporation in said Registration Statement of the references to our firm and to the opinions delivered to EOG Resources, Inc. (the Company) regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated February 8, 2000, February 8, 2001, and January 25, 2002, for estimates as of December 31, 1999, December 31, 2000, and December 31, 2001,
respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements - Oil and Gas Producing Activities" in the
Company's current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2002 (the Form 8-K filed on February 28, 2002). That section of the Form 8-K filed on February 28, 2002, is in turn incorporated by reference in Item 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. We also consent to the inclusion of our letter report, dated January 25, 2002, addressed to the Company, as Exhibit 23.2 to the Company's Form 8-K.

                              Very truly yours,


                              DeGOLYER and MacNAUGHTON